Exhibit 10(a)


                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT, originally effective as of April 17, 2003, by and between Lud W. Vaughn (the "Executive"), Provident Community Bank, (the "Bank"), and Union Financial Bancshares, Inc., now Provident Community Bancshares, Inc., (the "Company"), is hereby amended and restated in its entirety effective as of April 25, 2007.

     WHEREAS, Executive serves the Bank and the Company in a position of substantial responsibility; and

     WHEREAS, the Bank and the Company recognize the substantial contributions of Executive and wish to continue to protect his position for the period provided in this Agreement; and

     WHEREAS, this Agreement shall supersede any and all prior agreements related to the subject matter hereof between Executive, the Bank and the Company.

     NOW, THEREFORE, in consideration of the foregoing and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.      Term of Agreement

        (a) The term of this Agreement shall be (i) the period commencing on April 25, 2007 (the "Effective Date"), and continuing for a period of twenty-four (24) months thereafter; plus (ii) any and all extensions of the term made pursuant to this Section 1.

        (b) Commencing on the Effective Date and on each day thereafter, the term under this Agreement shall be renewed automatically for an additional one
(1) day period beyond the then-effective expiration date without action by any party; provided, however, that neither the Bank or the Company, on the one hand, or Executive, on the other, has given at least sixty (60) days written notice of its or his desire that the term not be renewed. In the event either party provides such notice, the term of this Agreement shall become fixed and shall end on the second anniversary of the date of written notice.

2.      Payments to Executive Upon a Change in Control

        (a) Upon the occurrence of a Change in Control (as herein defined) of the Company or the Bank followed within twelve (12) months of the effective date of a Change in Control by the voluntary or involuntary termination of Executive's employment, other than Termination for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. For purposes of this Agreement, "voluntary termination" shall be limited to the circumstances in which, during the term of this Agreement, Executive elects to voluntarily terminate his employment within twelve (12) months of the effective date of a Change in Control following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits (other than a reduction affecting the Bank's personnel generally), or relocation of his principal place of employment by more than thirty-five (35) miles from its location immediately prior to the Change in Control.

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        (b) For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of any of the following events:

            (i) Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

            (ii) Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

            (iii) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company's or the Bank's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's or the Bank's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

            (iv) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

        (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of Executive's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. Notwithstanding the foregoing, Executive shall not be deemed to have been

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

Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

3.      Termination

        (a) Upon the occurrence of a Change in Control, followed within twelve
(12) months of the effective date of a Change in Control by the voluntary or involuntary termination of Executive's employment other than for Termination for Cause, the Bank shall be obligated to pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum equal to two (2) times Executive's base salary as in effect on the effective date of a Change in Control. The Bank shall pay this amount to Executive in a lump sum no later than thirty (30) days after the date of his termination. The Bank shall also continue to provide Executive with substantially identical life, medical and dental coverage for a period of twenty-four (24) months following his termination of employment. If the Bank is unable to provide such coverage because Executive is no longer an employee, the Bank shall provide Executive with substantially identical coverage on an individual basis.

        (b) Notwithstanding anything herein to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto. In order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G. The Executive shall determine the allocation of any required reduction in the Termination Benefits.

4.      Effect on Prior Agreements; Existing Benefit Plans

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

5.      No Attachment

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

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

        (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company, the Bank and their respective successors and assigns.

6.      Modification and Waiver

        (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.      Severability

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

8.      Headings for Reference Only

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

9.      Governing Law

        (a) The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of South Carolina, unless preempted by federal law as now or hereafter in effect.

        (b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect.

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10.     Source of Payments

        All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees all payments and the provision of all amounts and benefits due hereunder to Executive and, if such payments are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

11.     Payment of Legal Fees

        All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

12.     Successor to the Bank or the Company

        The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's or the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank or the Company would be required to perform if no such succession or assignment had taken place.

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


        IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by a duly authorized officer, and Executive has signed this Agreement, as of the date of amendment and restatement set forth above.


ATTEST:                                 PROVIDENT COMMUNITY BANK


/s/ Wanda J. Wells                      By: /s/ Dwight V. Neese
------------------                          ------------------------------------
                                            Dwight V. Neese


ATTEST:                                     PROVIDENT COMMUNITY BANCSHARES, INC.



/s/ Wanda J. Wells                      By: /s/ Dwight V. Neese
------------------                          ------------------------------------
                                            Dwight V. Neese



WITNESS:                                    EXECUTIVE

/s/ Brenda T. Billardello                   /s/ Lud W. Vaughn
-------------------------                   ------------------------------------
                                            Lud W. Vaughn




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